EXHIBIT 14.2

CODE OF ETHICS AND BUSINESS CONDUCT

OF

BLACKROCK KELSO CAPITAL CORPORATION

AS ADOPTED BY THE BOARD OF DIRECTORS MAY 2005

AND AMENDED AND RESTATED MARCH 2009

BlackRock Kelso Capital Corporation (the “BDC”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure — financial and otherwise — in compliance with applicable law. This Code of Ethics and Business Conduct (this “Code”), applicable to the BDC’s Chief Executive Officer, Chief Financial Officer and persons performing similar functions (together, “Senior Officers”) pursuant to item 406 of Regulation S-X, as well as the BDC’s directors, officers, and employees (collectively with Senior Officers, the “Covered Persons”) pursuant to the listing standards of NASDAQ Marketplace Rule 4350(n), sets forth policies to guide you in the performance of your duties.

As a Covered Person, you must comply with applicable law. Covered Persons also have a responsibility to conduct themselves in an honest and ethical manner. You have responsibilities that include creating and fostering a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

This Code recognizes that Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because Senior Officers currently or may in the future serve as Senior Officers of the BDC, as officers or employees of the BDC’s investment advisor (the “Advisor”) and/or certain investors in the Advisor (collectively with the Advisor, “BlackRock Kelso”) and as officers or trustees/directors of other business development companies, registered investment companies and unregistered investment funds advised by BlackRock Kelso. This Code also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the BDC or BlackRock Kelso govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the BDC, including:

•	the Investment Company Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “1940 Act”);

•	the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Advisers Act”);

•	the Code of Ethics adopted by the BDC pursuant to Section 59 and Rule 17j-1(c) under the 1940 Act (collectively, the “BDC’s 1940 Act Code of Ethics”);

•

one or more codes of ethics adopted by BlackRock Kelso that have been reviewed and approved by those directors (the “Directors”) of the BDC that are not “interested persons” of the BDC (the “Independent Directors”) within the meaning of the 1940 Act (the “BlackRock Kelso’s 1940 Act Code of Ethics” and, together with the BDC’s 1940 Act Code of Ethics, the “1940 Act Codes of Ethics”);

•

the policies and procedures adopted by the BDC to address conflict of interest situations, such as procedures under Rule 10f-3, Section 57(i) and Rule 17a-7 under the 1940 Act (collectively, the “BDC Policies”); and

•	BlackRock Kelso’s general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the “BlackRock Kelso Policies”).

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes of Ethics, the BDC Policies and the BlackRock Kelso Policies are referred to herein collectively as the “Additional Conflict Rules”.

This Code is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Covered Person is hereby deemed not to be a violation of this Code, unless and until the Governance Committee of the Directors (the “Governance Committee”) shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code.

Covered Persons Should Act Honestly and Candidly

Each Covered Person has a responsibility to the BDC to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Person must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

•

comply with the laws, rules and regulations that govern the conduct of the BDC’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance With Code Of Ethics and Business Conduct”; and

•	adhere to a high standard of business ethics.

Conflicts Of Interest

A conflict of interest for the purpose of this Code occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the BDC.

Covered Persons are expected to use objective and unbiased standards when making decisions that affect the BDC, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers also are or may be officers of other business development companies/trusts, BlackRock Kelso and other funds advised or serviced by BlackRock Kelso (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

Covered Persons are required to conduct the business of the BDC in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the BDC where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code.

If you are in doubt as to the application or interpretation of this Code to you as a Covered Person of the BDC, you should make full disclosure of all relevant facts and circumstances to the chief compliance officer of the BDC (the “Chief Compliance Officer”) and obtain the approval of the Chief Compliance Officer prior to taking action.

Some conflict of interest situations that should always be approved by the Chief Compliance Officer, if material, include the following:

•

the receipt of any entertainment or non-nominal gift by a Covered Person, or a member of his or her family, from any company with which the BDC has current or prospective business dealings (other than BlackRock Kelso), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the BDC’s service providers, other than BlackRock Kelso; or

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the BDC for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered

Person’s employment by BlackRock Kelso, such as compensation or equity ownership.

Disclosures

It is the policy of the BDC to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the BDC files with, or submits to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the BDC. As a Covered Person, you are required to promote compliance with this policy and to abide by the BDC’s standards, policies and procedures designed to promote compliance with this policy.

Each Senior Officer must familiarize himself or herself with the disclosure requirements applicable to the BDC as well as the business and financial operations of the BDC. All Covered Persons must not knowingly misrepresent, or cause others to misrepresent, facts about the BDC to others, including to the Directors, the BDC’s independent auditors, the BDC’s counsel, counsel to the Independent Directors, governmental regulators or self-regulatory organizations.

Compliance With Code Of Ethics and Business Conduct

If you know of or suspect a violation of this Code or other laws, regulations, policies or procedures applicable to the BDC, you must report that information on a timely basis to the Chief Compliance Officer or report it anonymously by following the “whistle blower” policies adopted by BlackRock Kelso from time to time. No one will be subject to retaliation because of a good faith report of a suspected violation.

The BDC will follow these procedures in investigating and enforcing this Code, and in reporting on this Code:

•	the Chief Compliance Officer will take all appropriate action to investigate any actual or potential violations reported to him or her;

•	violations and potential violations will be reported to the Governance Committee after such investigation;

•	if the Governance Committee determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

•

appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

Waivers Of Code Of Ethics and Business Conduct

Except as otherwise provided in this Code, the Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented to the Chief Compliance Officer and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code.

The Chief Compliance Officer is authorized to consult, as appropriate, with the chair of the Governance Committee and with counsel to the BDC, BlackRock Kelso or the Independent Directors, and is encouraged to do so.

Any director or executive officer of the BDC may request a waiver of any of the provisions of this Code by submitting a written request to the Governance Committee. The Board of Directors shall be responsible for granting any such waivers of this Code for any director or executive officer of the BDC. Any waivers of this Code, to the extent required, shall be disclosed on Form N-CSR, or otherwise, as provided by Securities and Exchange Commission rules, and in a Form 8-K or as otherwise required by NASDAQ.

Recordkeeping

The BDC will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Governance Committee:

•	that provided the basis for any amendment or waiver to this Code; and

•	relating to any violation of this Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Governance Committee.

Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Directors and their counsel, the BDC and its counsel, BlackRock Kelso and its counsel and any other advisors, consultants or counsel retained by the Directors, the Independent Directors or any committee of the Directors.

Amendments

This Code may not be amended except in written form, which is specifically approved by a majority vote of the Directors, including a majority of the Independent Directors.

No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern all Covered Persons in the conduct of the BDC’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Dated: As amended and restated March 4, 2009

ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics and Business Conduct, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and Business Conduct and the Company’s related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code of Ethics and Business Conduct on a timely basis to the Chief Compliance Officer or report it anonymously by following the “whistleblower” policies adopted by BlackRock Kelso from time to time.

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